Exhibit 99.1

Arotech Corporation filed a preliminary Schedule 14A with the Securities and Exchange Commission on Friday, October 22, 2004 (available at http://tinyurl.com/3tnd6), related to a proxy statement discussing a Special Meeting of Stockholders. On the following Monday, Roth Capital issued a downgrade report on the Company. Management’s reaction to this is stated below.

October 26, 2004

Dear fellow shareholders:

As you may recall, in July 2004 we obtained some of the funds needed for our purchase of Armour of America by raising $6.6 million through the sale of shares at $1.55 per share, and by raising approximately $16.5 million through the exercise warrants at an average exercise price of $1.87 per share. In connection with these transactions, we issued to these investors new warrants at an exercise price of $1.38 per share.

As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers, which require stockholder approval for the issuance of securities representing more than 20% of a listed company's outstanding securities in connection with an acquisition.

Nasdaq contends that the issuance of the new warrants should be combined with the sale of the of our common stock and the issuance of the shares exercise of the previously-outstanding warrants that were issued by us in an unrelated financing in September 2003 and December 2003. As a result of this combination, the aggregate amount of securities issued exceeded 20% and Nasdaq has informed us that it is requiring us to obtain stockholder approval.

It is important in this connection to note that Nasdaq does not contend that our issuing these warrants violated any NASD rules. Nasdaq’s only contention is that the issuance of the warrants must be ratified by our stockholders before the warrants may be exercised.

Although we have disputed Nasdaq's position, we have nevertheless agreed to submit the issuance of the new warrants to our stockholders for their approval on at a Special Meeting of Stockholders to be held on December 14. The proposal must be approved by a majority of the total votes cast in person or by proxy at a meeting at which a quorum is present. Our Board of Directors believes that approval of this proposal is in the best interests of our stockholders and recommends that you vote "FOR" the approval of this proposal.

We are confident that our stockholders will approve this proposal, letting us go ahead with our plans to increase value for our stockholders by achieving EBITDA profitability through internal growth and strategic acquisitions.

Sincerely,

Robert S. Ehrlich

Chairman and CEO

Each of Arotech’s named executive officers and directors, whose stockholdings are noted in the preliminary Schedule 14A, may be deemed to be a participant in the Arotech’s solicitation of proxies for the 2004 Special Meeting. Information regarding the names and interests of individuals who may be deemed participants in the solicitation of proxies of the Company’s shareholders will be contained in the definitive Schedule 14A to be filed by the Company with the Securities and Exchange Commission.

Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the Web site maintained at the SEC at http://www.sec.gov or on Arotech’s website at http://www.arotech.com/compro/. Stockholders are advised to read the Proxy Statement when it is available because it contains important information.